Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Paul Caminiti/Brandy Bergman/Carrie Bloom Citigate Sard Verbinnen 212/687 — 8080
VECTOR GROUP NAMES HOWARD M. LORBER CHIEF EXECUTIVE OFFICER;
BENNETT S. LEBOW BECOMES EXECUTIVE CHAIRMAN

     MIAMI, FL, September 27, 2005 — Vector Group Ltd. (NYSE: VGR) today announced that Howard M. Lorber, 57, has been named Chief Executive Officer of Vector Group. Mr. Lorber has served as the Company’s President and Chief Operating Officer and as a Director since January 2001, and has been a consultant to the Company since 1994. He will continue to serve as President and as a Director.
     Bennett S. LeBow, 67, who has served as Chief Executive Officer of Vector Group since 1990, has been named Executive Chairman of the Board and will continue to work closely with the Company’s management team. Mr. LeBow has signed a new three-year contract with the Company, running through the end of 2008. These new appointments are effective January 1, 2006.
     “I am extremely pleased with Howard’s appointment to the Chief Executive position and believe he is the ideal person to lead the Company going forward,” said Bennett S. LeBow. “Through his work over the years and his ever-increasing role in the day-to-day operations of the Company, Howard possesses a unique understanding of the opportunities and challenges facing Vector Group. I look forward to continuing to collaborate with Howard and the rest of the management team and have a great deal of confidence in the Company’s prospects under Howard’s leadership.”
     Howard Lorber said, “I am honored and excited about the opportunity to serve the Company and our investors in this expanded capacity. I am also gratified to continue working alongside my colleague and friend, Ben LeBow.”
     Vector Group is a holding company that indirectly owns Liggett Group Inc., Vector Tobacco Inc. and a controlling interest in New Valley Corporation. Additional information concerning the company is available on the company’s website, www.VectorGroupLtd.com.
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